EXHIBIT 16.1

ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route one	1 Penn Plaza
Iselin, New Jersey, 08830	36the Floor
732.855.9600	New York, NY 10119

September 1, 2010
Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Universal Travel Group (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated September 1, 2010 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Acquavella, Chiarelli, Shuster, Berkower & Co., LLP, CPA’s.

Sincerely,

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP